Exhibit 99.2

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Reconciliation of Net Loss to Adjusted EBITDA and Free Cash Flow
Before Growth (FCFBG) – As Adjusted
($ MM)	XPLR TTM Sept. 2025	Meade TTM Sept. 2025	XPLR As Adj. for Meade Sale TTM Sept. 2025
Net Loss	$(776)	$(49)	$(727)
Add back:
Depreciation and amortization	558	-	558
Interest expense	299	-	299
Income taxes	(118)	-	(118)
Goodwill impairment charge	828	-	828
Tax credits – gross	980	-	980
Amortization of intangible assets/liabilities - PPAs – net	82	-	82
Non-controlling interest in Silver State, Star Moon Holdings, Emerald Breeze and Sunlight Renewable Holdings	(78)	-	(78)
Gains on disposal of businesses/assets – net	(10)	-	(10)
Depreciation and interest expense included within equity in earnings of equity method investees	29	-	29
Discontinued Operations[1]	152	152	-
Other	19	2	17
Adjusted EBITDA	$1,965	$104	$1,860
Tax credits[2]	(758)	-	(758)
Cash interest paid	(264)	(30)	(234)
Payments to Class B noncontrolling investors	(95)	(1)	(94)
Payments to tax equity investors[3]	(44)	-	(44)
Capital maintenance and environmental expenditures	(14)	-	(14)
Other – net	(4)	-	(4)
Free cash flow before growth	$786	$74	$712

Note: TTM (trailing 12-month) Sept. 2025 HoldCo Cash Available for Debt Service (CADS) is $830 MM, which is free cash flow before growth of $786 MM plus HoldCo debt interest expense of $166 MM less normal principal payments of $122 MM.
TTM Sept. 2025 Meade CADS is $62 MM, which is free cash flow before growth of $74 MM less normal principal payments of $12 MM; TTM Sept. 2025 XPLR As Adjusted for Meade Sale CADS is $768 MM, which is free cash flow before growth of
$712 MM plus HoldCo debt interest expense of $166 MM less normal principal payments of $110 MM
1. Related to Meade pipeline investment, which was sold in September 2025
2. Includes the removal of the pre-tax allocation of production and investment tax credits to tax equity investors less proceeds from tax equity investors, the pre-tax adjustment for production and investment tax credits earned by XPLR

Infrastructure and amortization of CITC
3. Excludes $(75) MM of tax equity buyouts in XPLR TTM Sept. 2025